Exhibit 99.1

Medical Staffing Network Holdings Announces Third Quarter 2009 Operating Results

BOCA RATON, Fla.--(BUSINESS WIRE)--November 5, 2009--Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) today reported revenue of $78.9 million for the third quarter of 2009, a decrease of 41.9% from the revenue of $135.8 million for the third quarter of 2008. The net loss for the third quarter of 2009 was $15.2 million, or $0.50 per diluted share, as compared with net income of $2.5 million, or $0.08 per diluted share, for the third quarter of 2008. Adjusted net loss (a non-GAAP financial measure that is reconciled in an accompanying schedule) was $0.3 million, or $0.01 per diluted share, for the third quarter of 2009 as compared with adjusted net income of $1.5 million, or $0.05 per diluted share, for the third quarter of 2008. The Company’s AEBITDA (as defined later, AEBITDA is a non-GAAP financial measure that is reconciled in an accompanying schedule) was $5.5 million (7.0% of revenue) for the third quarter of 2009 as compared with $6.9 million (5.1% of revenue) for the third quarter of 2008. The Company’s year-over-year reduction in AEBITDA was 20% compared to a revenue decline of 41.9% due to gross margin expansion and proactive cost cutting measures. Cash flow generated from operations was $1.4 million for the third quarter of 2009 as compared with $6.4 million for the third quarter of 2008. Days sales outstanding as of the end of the third quarter of 2009 was 48 days, down three days from the end of the comparable prior year period.

Commenting on the third quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “The healthcare staffing industry is still experiencing a difficult economic environment, although we are beginning to see some very early-stage positive trends. We have experienced an increase in demand in October, up from September levels, seemingly due to the flu pandemic. While we are by no means satisfied with our results, we believe we have clearly outperformed the other public companies we compete against in the areas of nursing and allied staffing. Our 42% decline in nursing and allied staffing revenues from the third quarter of 2008 to the third quarter of 2009 was significantly better than the decline in revenue of between 50 – 62% reported by our competitors. We attribute this gain in market share to our superior model, which blends per diem and local contract staffing of nursing and allied professionals with longer term contract travel solutions.”

Adamson concluded, “Our goal since the inception of our company was to become the industry’s leading provider of supplemental nursing and allied services in the United States. With our recent gains in market share, our goal is within reach as we now place second and have significantly closed the gap between our company and the current leader.”

For the three months ended September 27, 2009 and September 28, 2008, approximately $57.9 million (73.4%) and $95.3 million (70.1%) of the Company’s revenues, respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches); $10.1 million (12.8% of revenues) and $23.0 million (16.9% of revenues), respectively, were derived from travel nurse staffing; and $10.9 million (13.8% of revenues) and $17.5 million (13.0% of revenues), respectively, were derived from allied health staffing.

Gross profit for the third quarter of 2009 was $21.9 million, a decrease of 36.2% from the gross profit of $34.3 million for the third quarter of 2008. Gross margin (gross profit compared to service revenues) for the third quarter of 2009 was 27.7% as compared with 25.3% for the third quarter of 2008. The 240 basis point gross margin improvement over the comparable prior year period was primarily attributable to a continued focus on gross margin expansion and a recent favorable trend in the actuarial valuations of the Company’s self-insurance accrued liabilities. Selling, general and administrative expenses were $16.5 million, or 20.8% of revenues, in the third quarter of 2009 as compared with $27.5 million, or 20.2% of revenues, for the comparable prior year period. The $11.0 million, or 40.1%, decrease from the comparable prior year period is due to the various cost containment initiatives implemented over the past 12 months.

Revenues for the nine months ended September 27, 2009, were $265.2 million, a decrease of 37.5% from revenues of $424.1 million for the comparable prior year period. Net loss for the nine months ended September 27, 2009, was $20.0 million, or $0.66 per diluted share, as compared with a net loss of $49.4 million, or $1.63 per diluted share for the comparable prior year period. Adjusted net loss was $2.0 million, or $0.07 per diluted share, for the nine months ended September 27, 2009, as compared with adjusted net income of $3.3 million, or $0.11 per diluted share, for the comparable prior year period. The Company’s AEBITDA for the nine months ended September 27, 2009 was $14.0 million (5.3% of revenue) as compared with $19.0 million (4.5% of revenue) for the comparable prior year period. Cash flow generated from operations was $13.3 million for the nine months ended September 27, 2009, as compared with $17.9 million for the comparable prior year period.

For the nine months ended September 27, 2009 and September 28, 2008, approximately $189.1 million (71.3%) and $297.2 million (70.1%) of the Company’s revenues, respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches); $41.8 million (15.8% of revenues) and $74.1 million (17.5% of revenues), respectively, were derived from travel nurse staffing; and $34.3 million (12.9% of revenues) and $52.8 million (12.4% of revenues), respectively, were derived from allied health staffing.

Gross profit was $69.9 million for the nine months ended September 27, 2009, a decrease of 33.5% from the gross profit of $105.0 million for the comparable prior year period. Gross margin for the nine months ended September 27, 2009, was 26.3%, an increase from the gross margin of 24.8% for the comparable prior year period. The 150 basis point year-over-year improvement was primarily attributable to a continued focus on gross margin expansion and a recent favorable trend in the actuarial valuation of the Company’s self-insurance accrued liabilities. Selling, general and administrative expenses were $56.2 million, or 21.2% of revenues, for the nine months ended September 27, 2009, as compared with $86.2 million, or 20.3% of revenues, for the comparable prior year period. The $30.0 million, or 34.8%, decrease from the prior year is due to the various cost containment initiatives implemented over the past 12 months.

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe the non-GAAP financial measures discussed in this press release provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that, we believe, is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (AEBITDA), which consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, stock based compensation expense, restructuring and other charges, non-cash impairment of goodwill and intangible assets, and other income which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. A second non-GAAP financial measure presented is Adjusted Net Income, which consists of net income (loss) attributable to Medical Staffing Network Holdings, Inc. (MSN) adjusted for: (i) restructuring and other charges, (ii) non-cash impairment charges related to goodwill and intangible assets, and (iii) the provision for income taxes. The financial statements included below contain a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of the general level of economic activity on our business as such activity is impacted by factors beyond our control (i.e. inflation, recession, weather conditions, acts of war); the effects of future healthcare reform on our business; our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ ability or inability to pay us for our services; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business; the proper functioning of our information systems; our continuing ability to borrow under the Revolver portion of our Amended and Restated Senior Credit Facility; our ability to continue to remain in compliance with the financial covenants contained in our Amended and Restated Senior Credit Facility; our ability to successfully negotiate mutually agreeable terms with our lenders should we violate a covenant to our Amended and Restated Senior Credit Facility; our ability to successfully integrate completed acquisitions into our current operations; our ability to obtain additional financing, if required, in future periods; our ability to leverage our cost structure; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain our self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the adverse impact of unanticipated departures of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; the impact on our business and our stock price of our December 2008 delisting from the New York Stock Exchange; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2009	2008	2009	2008

Service revenues	$78,950	$135,836	$265,219	$424,088
Cost of services rendered	57,061	101,525	195,367	319,053
Gross profit	21,889	34,311	69,852	105,035

Operating expenses:
Selling, general and administrative	16,454	27,489	56,166	86,197
Depreciation and amortization	1,645	1,536	4,871	4,582
Restructuring and other charges	–	33	913	509
Impairment of goodwill	14,043	–	15,255	59,817
Impairment of intangible assets	700	–	700	3,100
Total operating expenses	32,842	29,058	77,905	154,205

Income (loss) from operations	(10,953)	5,253	(8,053)	(49,170)
Loss on early extinguishment of debt	–	–	1,808	–
Interest expense, net	4,054	2,643	10,531	8,378
Other income (1)	–	–	(719)	–

Income (loss) before benefit from income taxes	(15,007)	2,610	(19,673)	(57,548)
Benefit from income taxes	–	–	–	(8,334)
Consolidated net income (loss)	(15,007)	2,610	(19,673)	(49,214)
Net income – noncontrolling interest in subsidiary	151	83	313	209
Net income (loss) attributable to MSN	$(15,158)	$2,527	$(19,986)	$(49,423)

Basic and diluted net income (loss) per share attributable to MSN	$(0.50)	$0.08	$(0.66)	$(1.63)

Weighted average common shares outstanding:
Basic	30,490	30,315	30,484	30,314
Diluted	30,490	30,321	30,484	30,314

Summary Cash Flow Information:
Cash flow provided by operating activities	$1,355	$6,445	$13,280	$17,917

Operating Statistics:
Hours worked	1,820	2,993	5,967	9,417

(1) Other income relates to the recovery of an accounts receivable during the first quarter of 2009 from a bankruptcy claim.  The account receivable associated with this claim was written off in a prior period.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation to AEBITDA (1) and Adjusted Net Income (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008
Reconciliation to AEBITDA(1):
Net income (loss) attributable to MSN	$(15,158)	$2,527	$(19,986)	$(49,423)
Benefit from income taxes	–	–	–	(8,334)
Taxes included within selling, general and administrative expenses	82	–	323	–
Other income	–	–	(719)	–
Interest expense, net	4,054	2,643	10,531	8,378
Loss on early extinguishment of debt	–	–	1,808	–
Impairment of intangible assets	700	–	700	3,100
Impairment of goodwill	14,043	–	15,255	59,817
Restructuring and other charges	–	33	913	509
Stock based compensation expense	127	124	327	374
Depreciation and amortization expense	1,645	1,536	4,871	4,582
AEBITDA(1)	$5,493	$6,863	$14,023	$19,003

Reconciliation to Adjusted Net Income (Loss)(1):
Income (loss) from operations, as reported	$(10,953)	$5,253	$(8,053)	$(49,170)
Restructuring and other charges	–	33	913	509
Impairment of goodwill	14,043	–	15,255	59,817
Impairment of intangible assets	700	–	700	3,100
Adjusted income from operations(1)	3,790	5,286	8,815	14,256
Loss on early extinguishment of debt	–	–	1,808	–
Interest expense, net	4,054	2,643	10,531	8,378
Other income	–	–	(719)	–
Adjusted income (loss) before income taxes(1)	(264)	2,643	(2,805)	5,878
Adjusted provision for (benefit from) income taxes (2)	(106)	1,057	(1,122)	2,351
Adjusted consolidated net income (loss)(1)	(158)	1,586	(1,683)	3,527
Net income – noncontrolling interest in subsidiary	151	83	313	209
Adjusted net income (loss) attributable to MSN	$(309)	$1,503	$(1,996)	$3,318
Basic and diluted adjusted net income (loss) per share(1)	$(0.01)	$0.05	$(0.07)	$0.11

Weighted average common shares outstanding:
Basic	30,490	30,315	30,484	30,314
Diluted	30,490	30,321	30,484	30,333

(1) Certain non-GAAP financial measures are being provided, as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods.  These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States GAAP.  These measurements have certain material limitations as compared with the use of the most directly comparable GAAP financial measures.  We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2) The provision for income taxes for the three and nine months ended September 27, 2009 and September 28, 2008, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets.  An effective income tax rate of 40% was used in calculating the adjusted net income for the three and nine months ended September 27, 2009 and September 28, 2008.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Sept. 27, 2009	Dec. 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$9,235	$14,344
Accounts receivable, net	44,946	70,375
Other current assets	5,014	4,768
Total current assets	59,195	89,487

Furniture and equipment, net	12,273	11,751
Goodwill	44,661	59,916
Intangible assets, net	5,687	8,043
Other assets, net	3,686	4,732

Total assets	$125,502	$173,929

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$26,682	$40,378
Accrued payroll and other current liabilities	4,093	8,339
Current portion of long-term debt	106,673	11,762
Total current liabilities	137,448	60,479

Long-term debt	–	104,988
Other long-term obligations	4,814	6,373
Total liabilities	142,262	171,840

Commitments and contingencies

Total MSN stockholders’ equity (deficit)	(17,162)	1,687

Noncontrolling interest in subsidiary	402	402

Total stockholders’ equity (deficit)	(16,760)	2,089

Total liabilities and stockholders’ equity (deficit)	$125,502	$173,929

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303